UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 6, 2007
SUPERIOR ENERGY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction)	0-20310 (Commission File Number)	75-2379388 (IRS Employer Identification No.)

1105 Peters Road, Harvey, Louisiana (Address of principal executive offices)	70058 (Zip Code)
(504) 362-4321
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Approval of 2008 Long-Term Incentive Awards
     On December 6, 2007, the Compensation Committee of the Board of Directors of Superior Energy Services, Inc. (the “Company”) granted long-term incentive awards for 2008 to each of the Company’s named executive officers (as that term is defined in Item 402(a)(3) of Regulation S-K) and other key employees of the Company under its stockholder approved 2005 Stock Incentive Plan (the “Plan”). These awards consisted of performance share units (“Units”), non-qualified stock options and shares of restricted stock.
     The Units allow participants to earn from $0 to $200 per Unit, as determined by the Company’s achievement of certain performance measures. The two performance measures applicable to all participants are the Company’s return on invested capital and total shareholder return relative to those of the Company’s pre-defined “peer group.” The performance period for the Units runs from January 1, 2008 through December 31, 2010. The Units provide for settlement in cash or up to 50% in equivalent value in Company common stock, if the participant has met specified continued service requirements.
     The non-qualified stock options grant the optionee the right to purchase a stated number of shares of the Company’s common stock at an exercise price of $35.84 per share, which represents the fair market value of the Company’s common stock based on the closing price of the Company’s common stock on December 6, 2007. These options will be exercisable in equal annual installments beginning on December 31, 2008 for three consecutive years, and will expire on the tenth anniversary of the date of grant.
     The restricted stock entitles the holder to all rights of a shareholder of the Company with respect to the restricted stock, including the right to vote the shares and receive all dividends and other distributions declared thereon. The restrictions on the shares of restricted stock will lapse in equal annual installments beginning on January 1, 2009 for three consecutive years.
     Awards of the Units, non-qualified stock options and shares of restricted stock to the Company’s named executive officers were granted in the following amounts:

	Performance	Non-Qualified	Shares of
Recipient	Share Units	Stock Options	Restricted Stock
Terence E. Hall	15,200.0	52,999	21,205
Kenneth L. Blanchard	6,462.5	22,533	9,016
Robert S. Taylor	4,562.5	15,908	6,365
A. Patrick Bernard	3,937.5	13,729	5,493
Danny R. Young	2,625.0	9,153	3,662

Approval of Base Salary Increases
     On December 6, 2007, the Compensation Committee approved increases to the base salaries of the Company’s named executive officers effective January 1, 2008. The adjusted base salaries of the named executive officers will be as follows:

Recipient	Title	Salary
Terence E. Hall	Chairman, Chief Executive Officer	$760,000
Kenneth L. Blanchard	Chief Operating Officer, President	$470,000
Robert S. Taylor	Chief Financial Officer, Executive	$365,000
	Vice President, Treasurer
Alan P. Bernard	Senior Executive Vice President	$350,000
Danny R. Young	Executive Vice President	$300,000
Approval of 2008 Annual Incentive Compensation Targets
     On December 6, 2007, the Compensation Committee approved the bonus payout levels for its 2008 annual incentive bonus program. The parameters of the program provide for minimum, target and maximum cash bonus award levels, as a percentage of salary, based upon the achievement of an individual performance target.
     Managers of the Company’s business units are assigned a pre-tax target that either aligns with the corporate financial goals or the goals of their assigned business units. The bonus payout is weighted 100% on the corporate financial performance for those with corporate responsibilities. For those managers assigned to a particular business unit, it is weighted 80% on their business unit performance and 20% on the overall corporate performance.
     Depending on the financial performance of the business unit (or the achievement of corporate financial goals) relative to their targets, the bonus payout levels, which vary depending on the executive’s position, stated as a percentage of the officer’s annual salary, are as follows:

Position	Minimum	Target	Maximum

CEO	45%	90%	180%
COO	37.5%	75%	150%
CFO	32.5%	65%	130%
Sr. EVPs	30%	60%	120%
EVPs	27.5%	55%	110%
     If the financial performance occurs at a level in between these factors, a sliding scale is used to estimate the appropriate payout factor, with adjustments for safety performance as discussed below.
     Assuming a particular officer qualifies for a bonus payout, the payout can either be reduced by a maximum of 25% if pre-determined “base” metrics are not met for each officer’s area of responsibility, or increased by a maximum of 12.5% for achieving “stretch” targets. The metric applicable to the Company’s executive officers is safety performance. Total Recordable Incident Rate (TRIR) and Lost Time Incident Rate (LTIR) will be used to measure safety performance for their area of responsibility.
     Under the terms of the Company’s incentive bonus program, any bonus amounts determined under the formulas described above may be adjusted in order to ensure that they are appropriate in light of the performance factors relevant to the particular officer, including discretionary adjustments based on other non-financial performance related metrics. All bonuses are approved by the Compensation Committee upon the recommendation of Company management, except for the chief executive officer, whose bonus is approved by the Compensation Committee without involvement from management.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR ENERGY SERVICES, INC.
	By:	/s/ Robert S. Taylor
Robert S. Taylor
Dated: December 12, 2007		Chief Financial Officer